Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the loanDepot, Inc. 2021 Omnibus Incentive Plan of our reports dated November 9, 2020, with respect to the consolidated financial statements of LD Holdings Group, LLC and Subsidiaries and with respect to the balance sheet of loanDepot, Inc., included in the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on February 16, 2021, relating to the Company’s Registration Statement on Form S-1, as amended (No. 333-252024) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 16, 2021